Exhibit 99.1

Bone Biologics Announces Exercise of Warrants for $2.1 Million Gross Proceeds

BURLINGTON, Mass. (August 2, 2024) — Bone Biologics Corporation (“Bone Biologics” or the “Company”) (Nasdaq: BBLG, BBLGW), a developer of orthobiologic products for spine fusion markets, today announced that it has entered into a definitive agreement for the exercise of certain existing warrants to purchase an aggregate of 781,251 shares of its common stock having an exercise price of $2.43 per share, originally issued in March 2024. The issuance of the shares of common stock issuable upon exercise of the existing warrants is registered pursuant to an effective registration statement on Form S-1 (File No. 333-276771).

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

In consideration for the immediate exercise of the existing warrants for cash and the payment of $0.125 per new warrant, the Company will issue new unregistered warrants to purchase up to an aggregate of 1,562,502 shares of common stock (the “new warrants”). The new warrants will be immediately exercisable at an exercise price of $2.00 per share. New warrants to purchase 781,251 shares of common stock will have a term of five years from the issuance date, and new warrants to purchase 781,251 shares of common stock will have a term of eighteen months from the issuance date.

The offering is expected to close on or about August 2, 2024, subject to satisfaction of customary closing conditions. The gross proceeds to the Company from the exercise of the existing warrants and the issuance of new warrants are expected to be approximately $2.1 million, prior to deducting placement agent fees and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering to fund clinical trials, maintain and extend its patent portfolio, and for working capital and other general corporate purposes.

The new warrants described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the shares of common stock issuable upon exercise of the new warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the new warrants issued in the private placement and the shares of common stock underlying the new warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issuable upon the exercise of the new warrants.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Bone Biologics

Bone Biologics was founded to pursue regenerative medicine for bone. The Company is undertaking work with select strategic partners that builds on the preclinical research of the NELL-1 protein. Bone Biologics is focusing development efforts for its bone graft substitute product on bone regeneration in spinal fusion procedures, while additionally having rights to trauma and osteoporosis applications. For more information, please visit www.bonebiologics.com.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements regarding the completion of the offering, the satisfaction of customary closing conditions related to the offering and the intended use of proceeds therefrom, as well as the timing, implementation, and success of the Company’s pilot clinical study, the ability of the Company’s lead product candidate NB1 to provide rapid, specific and guided control over bone regeneration and show fusion success in humans, the ability of NB1 to compete in global markets, as well as statements containing the words “will,” “expect,” “intend,” “may,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. The Company’s actual results may differ materially from those contained in its forward-looking statements as a result of a number of factors, including, but not limited to, market and other conditions and risks generally associated with an undercapitalized developing company, as well as the risks contained under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and the Company’s other filings with the Securities and Exchange Commission. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date hereof.

Contact:

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

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